Exhibit 4

As of September 30, 2013

Cohen & Steers Closed-End Opportunity Fund, Inc.

Assets = $373,685,375

Minimum Bond = $750,000

Cohen & Steers Dividend Majors Fund, Inc.

Assets = $195,390,763

Minimum Bond = $600,000

Cohen & Steers Global Income Builder, Inc.

Assets = $339,224,920

Minimum Bond = $750,000

Cohen & Steers Quality Income Realty Fund, Inc.

Assets = $1,650,815,289

Minimum Bond = $1,500,000

Cohen & Steers REIT and Preferred Income Fund, Inc.

Assets = $1,217,822,885

Minimum Bond = $1,250,000

Cohen & Steers Infrastructure Fund, Inc.

Assets = $2,722,224,377

Minimum Bond = $1,700,000

Cohen & Steers Total Return Realty Fund, Inc.

Assets = $121,768,996

Minimum Bond = $525,000

Cohen & Steers Select Preferred and Income Fund, Inc.

Assets = $441,663,537

Minimum Bond = $750,000

Cohen & Steers Limited Duration Preferred and Income Fund, Inc.

Assets = $1,027,893,892

Minimum Bond = $1,250,000

Cohen & Steers MLP Income and Energy Opportunity Fund, Inc.

Assets = $723,254,337

Minimum Bond = $900,000

Please note that the bond contains an endorsement which allows for “automatic increase in limits”, as may be needed as a result of an increase in asset size or due to the addition of new Investment Companies. The increase will be automatic and without the payment of additional premiums for the remainder of the premium period.